Exhbit 99.3

Pogo Producing Company

Supplemental  Information (Unaudited)

	Quarter Ended		Six Months Ended
	June 30		June 30
Operating Data	2007	2006	2007	2006
Net Natural Gas Sales (Mcf/day)
Total Natural Gas	199,122	192,410	202,564	200,009

Gas Price ($/Mcf)
Average Gas Price	$6.43	$5.90	$6.44	$6.53

Net Liquids Production (Bbl/day)
Crude & Condensate
Total Crude & Condensate	15,352	18,595	15,518	18,933

Plant Products
Total Plant Products	4,368	4,148	4,353	4,568

Total Liquids	19,720	22,744	19,871	23,500

Average Prices ($/Bbl)
Crude & Condensate
Average Crude & Cond. Prices	$61.90	$70.36	$58.37	$62.39

Average Prices ($/Bbl)
Plant Products
Average Plant Product Prices	$43.19	$38.68	$39.17	$35.83

Selected Balance Sheet Data
($ in 000’s)	6/30/2007	12/31/2006
Total Assets	$6,604,779	$6,971,135
Long-term Debt *	1,840,000	2,322,000
Shareholders’ Equity	2,691,808	2,567,400

*   Excludes debt discount of $2,339 at 12/31/06 and $2,228 at 06/30/07